Exhibit 99.1

Crixus BH3 Acquisition Company Announces the Separate Trading of Its Class A Common Stock

and Warrants Commencing on or About November 26, 2021

Fort Lauderdale, Florida, November 23, 2021 —Crixus BH3 Acquisition Company (Nasdaq: BHACU) (the “Company”) today announced that holders of the units sold in the Company’s initial public offering completed on October 7, 2021 may elect to separately trade the shares of Class A common stock and warrants included in the units commencing on or about November 26, 2021. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Those units not separated will continue to trade on the Nasdaq Global Market (“Nasdaq”) under the ticker symbol “BHACU,” and the Class A common stock and warrants that are separated will trade on the Nasdaq under the symbols “BHAC” and “BHACW,” respectively.

Guggenheim Securities, LLC and BTIG, LLC served as joint bookrunners of the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds of the Company’s initial public offering. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

BHAC Investor Relations

investorrelations@bh3ac.com

(954) 416-3140